Exhibit 10.3

JAGGED PEAK ENERGY INC.
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
(Non-Employee Director Award)
Pursuant to the terms and conditions of the Plan (as defined below), and the associated Restricted Stock Unit Agreement (Non-Employee Director Award) which has been made separately available to you (the “Agreement”), you are hereby granted an award to receive the number of Restricted Stock Units (“RSUs”) set forth below, whereby each RSU represents the right to receive one share of Stock, plus rights to certain dividend equivalents described in Section 3 of the Agreement, under the terms and conditions set forth below, in the Agreement, and in the Plan. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or the Agreement. You may obtain a copy of the Plan and a copy of the prospectus related to the Stock by contacting the Company’s General Counsel & Secretary at 720-215-3667.

Grantee:	«Grantee»
Date of Grant:	«Date_of_Grant» (“Date of Grant”)
Number of Restricted Stock Units:	«RSU»
Plan:	The Jagged Peak Energy Inc. 2017 Long-Term Incentive Compensation Plan (the “Plan”).
Vesting Schedule:
The RSUs granted pursuant to the Agreement will become vested and be nonforfeitable as of the day prior to the Company’s 2018 Annual Meeting of Stockholders; provided, that, you continue to serve as a member of the Board to such date. Stock will be issued with respect to the RSUs as set forth in Section 6 of the Agreement (which shares of Stock when issued will be transferable and nonforfeitable). All of the RSUs awarded to you pursuant to this Notice of Grant of Restricted Stock Units shall become fully vested upon (i) the termination of your service on the Board as a result of not being nominated for reelection by the Board; (ii) the termination of your service on the Board because you do not stand for reelection as a result of the Company’s stockholders not reasonably being expected to reelect you; (iii) the termination of your service on the Board because you, although nominated for reelection by the Board, are not reelected by the Company’s stockholders; (iv) the termination of your service on the Board because of (A) your resignation at the request of the Nominating Committee of the Board (or successor or similar committee), or (B) your removal by action of the stockholders or by the Board, in each case other than for Cause; (v) the termination of your service on the Board because of your death or Disability; or (vi) the occurrence of a Change in Control, provided you are then serving as a member of the Board.

“Cause” shall mean any of the following: (i) you failed or refused to substantially perform your Board duties, responsibilities, or authorities (other than any such refusal or failure resulting from you incurring a Disability); (ii) you are convicted or plead nolo contendere to a felony or other crime of moral turpitude; (iii) you engage in material misconduct in the course and scope of your Board service with the Company, including, but not limited to, gross incompetence, disloyalty, disorderly conduct, harassment of employees or third parties, chronic abuse of alcohol or unprescribed controlled substances, improper disclosure of confidential information, chronic and unexcused failure to attend Board or committee meetings, improper appropriation of a corporate opportunity or any other material violation of the Company’s rules or codes of conduct or any fiduciary duty owed to the Company or its Affiliates, or any applicable law or regulation to which the Company or its Affiliates are subject; (iv) you commit any act of fraud, embezzlement, theft, dishonesty, misrepresentation or falsification of records; or (v) you engage in any act or omission that is likely to materially damage the Company’s business, including, without limitation, damages to the Company’s reputation.

“Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

The Stock you receive upon settlement will be taxable to you in an amount equal to the closing price of the Stock on the date of settlement (or, if such date is not a business day, the last day preceding such day). By accepting the Agreement, either through signature below or through the Company’s stock plan administration system, you acknowledge and agree that (a) you are not relying on any written or oral statement or representation by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with this Notice of Grant of Restricted Stock Units and the Agreement and your receipt, holding and vesting of the RSUs, (b) in accepting the RSUs you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted, and (c) a copy of the Agreement and the Plan has been made available to you. By accepting the Agreement, either through signature below or through the Company’s stock plan administration system, you also hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with this Notice of Grant of Restricted Stock Unit and the Agreement and your receipt, holding and the vesting of the RSUs.

IN WITNESS WHEREOF, the parties hereto evidence their acceptance of this Notice and the Agreement to be effective as of the Date of Grant.

JAGGED PEAK ENERGY INC.

By:

Name:
Title:

GRANTEE

«Grantee»

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